CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-13593 of The Kalmar "Growth-with-Value" Small Cap Fund (the "Fund"), a series of the Kalmar Pooled Investment Trust, on Form N-1A of our report dated February 23, 2006 appearing in the Annual Report of the Fund for the year ended December 31, 2005 and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is a part of such Registration Statement, and under the headings "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is also part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
April 28, 2006